Exhibit 99.9

Consent of Andrew S. Komaroff to be Named as a Director

Pursuant to Rule 438 promulgated under the Securities Act of 1933, as amended, I, the undersigned, hereby consent to my being named in the Registration Statement on Form S-4 of Altimar Acquisition Corporation, and all amendments, including post-effective amendments thereto (the “Registration Statement”), as a person about to become a director of Blue Owl Capital Inc. upon completion of the Business Combination and the other transactions described in the Registration Statement.

Dated: March 25, 2021

/s/ Andrew S. Komaroff
Andrew S. Komaroff